Exhibit 4.7

PPL CAPITAL FUNDING, INC.,

Issuer

and

PPL CORPORATION,

Guarantor

TO

JPMORGAN CHASE BANK,

Trustee

SUPPLEMENTAL INDENTURE NUMBER 6

Dated as of May 18, 2004

Supplemental to the Indenture

Dated as of November 1, 1997

$99,379,000

Notes due May 18, 2006

TABLE OF CONTENTS1

Page
ARTICLE 1 NOTES DUE MAY 18, 2006	1

Section 1.01 Amendment to Definition	1

ARTICLE 2 MISCELLANEOUS PROVISIONS	2

Section 2.01 Recitals by Corporation	2

Section 2.02 Ratification and Incorporation of Original Indenture	2

Section 2.03 Executed in Counterparts	2

Section 2.04 Definitions Incorporated	2

[1]	This Table of Contents does not constitute part of the Indenture or have any bearing upon the interpretation of any of its terms and provisions.

THIS SUPPLEMENTAL INDENTURE NUMBER 6 is made as of the 18th day of May 2004, by and between PPL CAPITAL FUNDING, INC. (formerly known as PP&L Capital Funding, Inc.), a Delaware corporation, having its principal office at Two North Ninth Street, Allentown, Pennsylvania, 18101 (herein the “Corporation”), PPL CORPORATION (formerly known as PP&L Resources, Inc.), a Pennsylvania corporation (herein the “Guarantor”) and JPMORGAN CHASE BANK (formerly known as The Chase Manhattan Bank), a New York banking corporation, as Trustee (herein called the “Trustee”).

W I T N E S S E T H :

WHEREAS, the Corporation has heretofore entered into an Indenture, dated as of November 1, 1997 with The Chase Manhattan Bank, as Trustee, which Indenture was supplemented by a Supplemental Indenture Number 5, dated as of January 21, 2004 (the “Original Indenture”);

WHEREAS, the Original Indenture is incorporated herein by this reference;

WHEREAS, the Corporation has heretofore issued in accordance with the provisions of the Original Indenture, and now has Outstanding, its Notes due May 18, 2006 (the “2006 Notes”) in the aggregate principal amount of $99,379,000;

WHEREAS, the Original Indenture provides that the Corporation may enter into a supplemental indenture to add to the covenants of the Corporation for the benefit of the Holders of the 2006 Notes or to surrender any right or power conferred upon the Corporation by the Indenture upon the satisfaction of certain conditions provided in the Original Indenture;

WHEREAS, the Corporation desires to enter into this Supplemental Indenture Number 6 for the benefit of the Holders of the 2006 Notes without the consent of any Holders of the 2006 Notes pursuant to Section 1201 of the Original Indenture; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture Number 6 and to make it a valid and binding obligation of the Corporation have been done or performed.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

NOTES DUE MAY 18, 2006

Section 1.01 Amendment to Definition. The definition of the term “Interest Determination Date” as used in the Original Indenture shall be amended to read as follows:

“Interest Determination Date” means the second London Business Day immediately preceding the applicable Interest Reset Date; provided, however, that for the initial interest rate reset on May 18, 2004, the Interest Determination Date means either (a) the second London Business Day immediately preceding each date of Remarketing if there is a Successful Remarketing on such date or (b) the second London Business Day immediately preceding May 18, 2004, whichever date of clause (a) or (b) on which a determination of 3-month LIBOR would result in a higher rate.

1

ARTICLE 2

MISCELLANEOUS PROVISIONS

Section 2.01 Recitals by Corporation. The recitals in this Supplemental Indenture Number 6 are made by the Corporation only and not by the Trustee, and all of the provisions contained in the Original Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of the 2006 Notes and this Supplemental Indenture Number 6 as fully and with like effect as if set forth herein full.

Section 2.02 Ratification and Incorporation of Original Indenture. As supplemented hereby, the Original Indenture is in all respects ratified and confirmed, and the Original Indenture and this Supplemental Indenture Number 6 shall be read, taken and construed as one and the same instrument.

Section 2.03 Executed in Counterparts. This Supplemental Indenture Number 6 may be executed in several counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

Section 2.04 Definitions Incorporated. Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Original Indenture.

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IN WITNESS WHEREOF, each party hereto has caused this instrument to be signed in its name and behalf by its duly authorized officers, all as of the day and year first above written.

PPL CORPORATION

By:

Attest:

PPL CAPITAL FUNDING, INC.

By:

Attest:

JPMORGAN CHASE BANK, as Trustee

By:

Attest:

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